DATE: March 1, 2023
XENIA HOTELS & RESORTS REPORTS FOURTH QUARTER
AND FULL YEAR 2022 RESULTS
Orlando, FL – March 1, 2023 – Xenia Hotels & Resorts, Inc. (NYSE: XHR) (“Xenia” or the “Company”) today announced results for the quarter and year ended December 31, 2022.
Fourth Quarter 2022 Highlights
•Net Income: Net income attributable to common stockholders was $35.3 million, or $0.31 per share
•Adjusted EBITDAre: $64.6 million, increased 32.0% compared to the fourth quarter of 2021
•Adjusted FFO per Diluted Share: $0.41, increased $0.16 compared to the fourth quarter of 2021
•Same-Property Occupancy: 64.1%, increased 770 basis points compared to the fourth quarter of 2021 and decreased 920 basis points compared to the fourth quarter of 2019

•Same-Property ADR: $260.19, increased 6.9% and 15.0% compared to the fourth quarter of 2021 and 2019, respectively

•Same-Property RevPAR: $166.87, increased 21.5% and 0.6% compared to the fourth quarter of 2021 and 2019, respectively
•Same-Property Hotel EBITDA: $65.4 million, increased 23.5% and 3.3% compared to the fourth quarter of 2021 and 2019, respectively
•Same-Property Hotel EBITDA Margin: 27.3%, decreased 37 basis points and increased 17 basis points compared to the fourth quarter of 2021 and 2019, respectively
•Transaction Activity: Sold the 115-room Bohemian Hotel Celebration, Autograph Collection in Celebration, FL for $27.75 million and the 189-room Kimpton Hotel Monaco Denver for $69.75 million.

•Dividends: The Company declared its fourth quarter dividend of $0.10 per share to common stockholders of record on December 30, 2022.

“We are pleased with our fourth quarter results as the continued transition from a leisure-driven recovery to a more traditional mix of leisure, business transient and group demand resulted in Adjusted EBITDAre and FFO per share that came in near the high end of guidance we provided after our third quarter results,” said Marcel Verbaas, Chairman and Chief Executive Officer of Xenia. “With Same-Property RevPAR increasing by 0.6% over the fourth quarter of 2019, a continued focus on cost controls helped Same-Property Hotel EBITDA Margin grow over the same period in 2019, despite continued cost pressures, particularly in labor and utilities, that are impacting our portfolio and the lodging industry overall. Despite the typical seasonal slowdown in demand as the quarter progressed, December results were particularly encouraging as Same-Property RevPAR increased by 2.6% over 2019, fueled by ADR growth of almost 18% and a declining occupancy gap when compared to the same period in 2019. We continue to be particularly pleased with the resiliency of rate growth within our portfolio as Same-Property ADR for the quarter exceeded 2019 by 15%."

Full Year 2022 Highlights
•Net Income: Net income attributable to common stockholders was $55.9 million, or $0.49 per share.

•Adjusted EBITDAre: $257.0 million, increased 137.8% compared to 2021
•Adjusted FFO per Diluted Share: $1.54, increased $1.26 compared to 2021
•Same-Property Occupancy: 63.9%, increased 1,420 basis points compared to 2021 and decreased 1,270 basis points compared to 2019

•Same-Property ADR: $259.92, increased 15.3% and 13.8% compared to 2021 and 2019, respectively
•Same-Property RevPAR: $166.08, an increase of 48.3% and a decrease of 5.1% compared to 2021 and 2019, respectively
•Same-Property Hotel EBITDA: $256.4 million, an increase of 99.9% and a decrease of 3.0% compared to 2021 and 2019, respectively
•Same-Property Hotel EBITDA Margin: 28.4%, an increase of 623 basis points and 40 basis points compared to 2021 and 2019, respectively
•Transaction Activity: Acquired the 346-room W Nashville for $328.7 million and sold three hotels, reflecting 495 rooms, for $133.5 million in total.

•Balance Sheet: In the first quarter, the Company paid off the $65 million mortgage loan secured by The Ritz-Carlton, Pentagon City.

•Share Repurchases & Dividends: The Company repurchased a total of 1,912,794 shares of common stock at a weighted-average price of $14.74 per share for total consideration of approximately $28.2 million in 2022. Additionally, the Company declared a quarterly dividend in both the third and fourth quarters of $0.10 per share to common stockholders.

“We successfully executed our long-term strategy on several fronts in 2022,” commented Mr. Verbaas. “First, we positioned our portfolio to capitalize on strong leisure demand and a broad-based recovery. Second, we remained engaged through transaction activity, thereby improving the overall quality and growth profile of our portfolio. And finally, we balanced capital allocation priorities by returning capital to shareholders while also initiating several important capital projects.”
“Building on Xenia’s strong track record of successful transformative renovations and expansions, just last month we announced plans to transform and upgrade Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch,” continued Mr. Verbaas. “The property will undergo a comprehensive renovation and upbranding to a Grand Hyatt which we expect to be completed by the end of 2024. While the resort has been a very strong performer since our acquisition in 2017, we intend to maximize the value of this very important strategic asset by increasing the property’s ability to capture premium group and leisure transient business and optimizing its ability to compete effectively with its luxury competitors in the attractive Phoenix/Scottsdale market.”
“Looking ahead, we continue to see opportunities for growth in 2023,” said Mr. Verbaas. “We expect to benefit from continued recovery across our portfolio, the ramping up of recently acquired properties, and favorable returns on several meaningful capital projects. Despite the current uncertain macro backdrop, lodging demand remains resilient. Our January 2023 Current Same-Property RevPAR increased 49.5%, and February RevPAR is expected to be up approximately 25% compared to the same months in 2022. We expect our high-quality portfolio to benefit from the continued recovery in business transient and group demand as the year progresses.”

Operating Results
The Company’s results include the following:

	Three Months Ended December 31,			Change From
	2022	2021	2019	2021		2019
	($ amounts in thousands, except hotel statistics and per share amounts)
Net income (loss) attributable to common stockholders	$35,261	$(22,935)	$15,610	253.7%		125.9%
Net income (loss) per share available to common stockholders - basic and diluted	$0.31	$(0.20)	$0.14	255.0%		121.4%

Same-Property Number of Hotels(1)	30	30	30	—		—
Same-Property Number of Rooms(1)(5)	8,562	8,564	8,565	(2)		(3)
Same-Property Occupancy(1)	64.1%	56.4%	73.3%	770	bps	(920)	bps
Same-Property Average Daily Rate(1)	$260.19	$243.43	$226.34	6.9%		15.0%
Same-Property RevPAR(1)	$166.87	$137.35	$165.94	21.5%		0.6%
Same-Property Hotel EBITDA(1)(2)	$65,354	$52,922	$63,251	23.5%		3.3%
Same-Property Hotel EBITDA Margin(1)(2)	27.3%	27.7%	27.2%	(37)	bps	17	bps

Total Portfolio Number of Hotels(3)	32	34	39	(2)		(7)
Total Portfolio Number of Rooms(3)(5)	9,508	9,659	11,245	(151)		(1,737)
Total Portfolio RevPAR(4)	$162.93	$128.67	$158.25	26.6%		3.0%

Adjusted EBITDAre(2)	$64,583	$48,927	$71,994	32.0%		(10.3)%
Adjusted FFO(2)	$46,608	$28,437	$65,749	63.9%		(29.1)%
Adjusted FFO per diluted share(2)	$0.41	$0.25	$0.58	64.0%		(29.3)%
1."Same-Property” includes all hotels owned as of December 31, 2022, except for Hyatt Regency Portland at the Oregon Convention Center and W Nashville. "Same-Property" also includes disruption from the COVID-19 pandemic and renovation disruption for multiple capital projects during the periods presented.
2.See tables later in this press release for reconciliations from net income (loss) to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre"), Adjusted EBITDAre, Funds From Operations ("FFO"), Adjusted FFO, Same-Property Hotel EBITDA and Hotel EBITDA Margin. EBITDA, EBITDAre, Adjusted EBITDAre, FFO, Adjusted FFO, and Same-Property Hotel EBITDA and Hotel EBITDA Margin are non-GAAP financial measures.
3.As of end of periods presented.
4.Results of all hotels as owned during the periods presented, including the results of hotels sold or acquired for the actual period of ownership by the Company. Includes hotels that had temporarily suspended operations for a portion of the year ended December 31, 2021.
5.Two rooms at Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch were removed from inventory in 2022 and one room at Grand Bohemian Hotel Mountain Brook, Autograph Collection was removed in 2020.

	Year Ended December 31,			Change From
	2022	2021	2019	2021		2019
	($ amounts in thousands, except hotel statistics and per share amounts)
Net income (loss) attributable to common stockholders	$55,922	$(143,517)	$55,400	139.0%		0.9%
Net income (loss) per share available to common stockholders - basic and diluted	$0.49	$(1.26)	$0.49	138.9%		—%

Same-Property Number of Hotels(1)	30	30	30	—		—
Same-Property Number of Rooms(1)(5)	8,562	8,564	8,565	(2)		(3)
Same-Property Occupancy(1)	63.9%	49.7%	76.6%	1,420	bps	(1,270)	bps
Same-Property Average Daily Rate(1)	$259.92	$225.39	$228.43	15.3%		13.8%
Same-Property RevPAR(1)	$166.08	$111.96	$175.04	48.3%		(5.1)%
Same-Property Hotel EBITDA(1)(2)	$256,374	$128,245	$264,253	99.9%		(3.0)%
Same-Property Hotel EBITDA Margin(1)(2)	28.4%	22.2%	28.0%	623	bps	40	bps

Total Portfolio Number of Hotels(3)	32	34	39	(2)		(7)
Total Portfolio Number of Rooms(3)(5)	9,508	9,659	11,245	(151)		(1,737)
Total Portfolio RevPAR(4)	$162.75	$103.64	$168.43	57.0%		(3.4)%

Adjusted EBITDAre(2)	$256,988	$108,058	$302,118	137.8%		(14.9)%
Adjusted FFO(2)	$177,316	$32,007	$250,598	454.0%		(29.2)%
Adjusted FFO per diluted share(2)	$1.54	$0.28	$2.19	450.0%		(29.7)%
1."Same-Property” includes all hotels owned as of December 31, 2022, except for Hyatt Regency Portland at the Oregon Convention Center and W Nashville. "Same-Property" also includes disruption from the COVID-19 pandemic and renovation disruption for multiple capital projects during the periods presented.
2.See tables later in this press release for reconciliations from net income (loss) to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA"), EBITDA for Real Estate ("EBITDAre"), Adjusted EBITDAre, Funds From Operations ("FFO"), Adjusted FFO, Same-Property Hotel EBITDA and Hotel EBITDA Margin. EBITDA, EBITDAre, Adjusted EBITDAre, FFO, Adjusted FFO, and Same-Property Hotel EBITDA and Hotel EBITDA Margin are non-GAAP financial measures.
3.As of end of periods presented.
4.Results of all hotels as owned during the periods presented, including the results of hotels sold or acquired for the actual period of ownership by the Company. Includes hotels that had temporarily suspended operations for a portion of the year ended December 31, 2021.
5.Two rooms at Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch were removed from inventory in 2022 and one room at Grand Bohemian Hotel Mountain Brook, Autograph Collection was removed in 2020.
Transactions
In the fourth quarter, the Company sold the 115-room Bohemian Hotel Celebration, Autograph Collection in Celebration, FL for $27.75 million and the 189-room Kimpton Hotel Monaco Denver for $69.75 million. Earlier in the year, the Company sold the 191-room Kimpton Hotel Monaco Chicago for $36 million. The total sales price achieved in these transactions equated to a blended 15.4x multiple on the combined 2019 Hotel EBITDA generated by the three hotels.
Financings and Balance Sheet
As of December 31, 2022, the Company had total outstanding debt of approximately $1.4 billion with a weighted-average interest rate of 5.65%. The Company had approximately $305 million of cash and cash equivalents, including hotel working capital, and full availability on its revolving credit facility, resulting in total liquidity of approximately $755 million as of December 31, 2022. In addition, the Company held approximately $61 million of restricted cash and escrows at the end of the fourth quarter.

Subsequent to year end, the Company entered into a new $675 million credit facility comprised of a $450 million revolving line of credit, a $125 million term loan, and a $100 million delayed draw term loan. The revolving line of credit matures in January 2027 and the term loans mature in March 2026. The Company has the option to extend each tranche of the credit facility for up to an additional year. Pricing for the credit facility ranges between 145 to 275 basis points over the applicable adjusted Term SOFR as determined by the Company’s leverage ratio.
Proceeds from the term loans were used to pay off the Company's existing $125 million term loan and the $99.6 million mortgage loan collateralized by Renaissance Atlanta Waverly Hotel & Convention Center.
Also in January 2023, the Company amended the Andaz Napa mortgage loan which changed the variable rate on the $55 million loan from LIBOR-based to SOFR-based and extended the maturity date through January 2028.
As of March 1, 2023, the Company has no maturities until August 2025 and maintains full availability on its revolving line of credit.
Capital Markets
In the quarter, the Company repurchased a total of 1,791,816 shares of common stock at a weighted-average price of $14.69 per share for a total consideration of approximately $26.4 million. For the year ended December 31, 2022, the Company repurchased a total of 1,912,794 shares of common stock at a weighted-average price of $14.74 per share for total consideration of approximately $28.2 million.
The Company repurchased 1,038,543 shares of common stock year-to-date through February 28, 2023 at a weighted-average price of $14.20 per share for total consideration of approximately $14.8 million. The Company currently has $152 million in capacity remaining under its repurchase authorization.
The Company did not issue any shares of its common stock through its At-The-Market ("ATM") program in 2022 and had $200 million of remaining availability as of December 31, 2022.
Capital Expenditures
During the quarter and year ended December 31, 2022, the Company invested $29.7 million and $70.4 million in portfolio improvements, respectively. During 2022, significant projects in the Company’s portfolio included:
•Kimpton Canary Hotel Santa Barbara – Comprehensive renovation of public spaces including meeting space, lobby, restaurant, bar and rooftop. Began a comprehensive guest room renovation in the fourth quarter which is expected to be completed in the second quarter of 2023.
•Grand Bohemian Hotel Orlando, Autograph Collection – Comprehensive renovation of public spaces including meeting space, lobby, restaurant, bar, Starbucks, and creation of a rooftop bar expected to be completed in the first quarter of 2023. A comprehensive renovation of the guest rooms will commence in the second quarter of 2023.
•Park Hyatt Aviara Resort, Golf Club & Spa – Golf course refurbishment including replacement of turfgrass, bunkers, irrigation heads and controls, cart paths and curbing. Creation of a Combined Heat & Power System which will result in substantial energy savings and is expected to be completed in the first quarter of 2023. Additionally, the Company began work in the fourth quarter on a significant upgrade to the resort’s spa and wellness amenities which will be branded as a Miraval Life in Balance Spa upon completion late in the second quarter of 2023.
•Waldorf Astoria Atlanta Buckhead – Guest room renovation including all softgoods. Renovations of the restaurant & lobby including reconcepting of the restaurant and bar.
•Marriott Dallas Downtown – Renovation of meeting space.

•Marriott San Francisco Airport Waterfront – Refurbishment of the exterior envelope and replacement of signage.
•Marriott Woodlands Waterway Hotel & Convention Center – Renovation of bathrooms including conversion of tubs to showers in 75 percent of guest rooms.
•Royal Palms Resort & Spa, The Unbound Collection by Hyatt – Renovation of meeting space and pre-function areas.
•Fairmont Pittsburgh – Renovation of meeting space and addition of Starbucks to the lobby.
•The Ritz-Carlton, Denver – Renovation and reconfiguration of suites which will result in three additional keys upon completion in the first quarter of 2023.
•Kimpton Hotel Monaco Salt Lake City – Continued planning work on a comprehensive renovation of meeting space, restaurant, bar and guest rooms that is expected to commence in the second quarter of 2023.
Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch Renovation
In February, the Company announced the comprehensive renovation and upbranding of the 491-room Hyatt Regency Scottsdale Resort & Spa at Gainey Ranch to a Grand Hyatt. The investment is expected to maximize value of this strategic asset, thereby increasing the property’s ability to capture premium group and leisure transient business. The renovation is expected to begin in June 2023 with completion of all phases by the end of 2024. Upon completion, the property will have five additional keys, or 496 rooms.
The resort will undergo extensive renovations and enhancements of its two-acre pool complex, guestrooms, all food and beverage venues, and public areas and amenities, including the expansion of the property’s indoor and outdoor meeting and event spaces. The expansion of the existing 75,000 square feet of meeting space includes doubling the size of the largest existing ballroom to 24,000 square feet, along with the reconfiguration and expansion of pre-function and support space.
Hurricane Update
In late September, Hurricane Ian caused limited property damage and disruption at the Company's Key West, Orlando, Savannah, and Charleston, SC hotels. All hotels remained open during and after the storm. In early November, Hurricane Nicole had a minor impact to one of our hotels in Orlando.
The total impact of both storms, inclusive of revenue disruption and repair and cleanup costs, was less than $2.0 million.
Full Year 2023 Outlook and Guidance
The Company is providing its full year outlook based on the current economic environment. The broad range below reflects the Company's limited visibility in forecasting due to macroeconomic uncertainty and does not take into account any unanticipated impacts to the business or operating environment. Furthermore, this guidance assumes no additional acquisitions, dispositions, equity offerings, or share repurchases. The Current Same-Property (32 Hotel) RevPAR change shown includes all hotels owned as of March 1, 2023.

	Full Year 2023 Guidance
	Low End	High End
	($ in millions, except stats and per share data)
Net Income	$3	$31
Current Same-Property (32 Hotel) RevPAR Change (vs. 2022)	4%	8%
Adjusted EBITDAre	$243	$271
Adjusted FFO	$154	$182
Adjusted FFO per Diluted Share	$1.36	$1.60
Capital Expenditures	$130	$150
Full year 2023 guidance is inclusive of the following assumptions:
•Renovation disruption results in a negative impact of 200 basis points to Current Same-Property (32 Hotel) RevPAR Change based on the scope and timing of capital improvement projects. In addition, the Company expects disruption to non-room revenues. These estimates result in a negative impact of approximately $15 million to Adjusted EBITDAre and Adjusted FFO.
•General and administrative expense of approximately $25 million, excluding non-cash share-based compensation.
•Interest expense of approximately $85 million, excluding non-cash loan related costs.
•Income tax expense of approximately $4 million.

•The three hotels that were sold last year contributed approximately $6 million to Adjusted EBITDAre in 2022.
•113.8 million weighted-average diluted shares/units.
Supplemental Financial Information
Please refer to the Company's Supplemental Financial Information package for the Fourth Quarter 2022 available online through the Press Release section of the Company’s Investor Relations website for additional financial information.
Fourth Quarter 2022 Earnings Call
The Company will conduct its quarterly conference call on Wednesday, March 1, 2023 at 1:00 PM Eastern Time. To participate in the conference call, please dial (844) 200-6205, access code 423277. Additionally, a live webcast of the conference call will be available through the Company’s website, www.xeniareit.com. A replay of the conference call will be archived and available online through the Investor Relations section of the Company’s website for 90 days.
About Xenia Hotels & Resorts, Inc.
Xenia Hotels & Resorts, Inc. is a self-advised and self-administered REIT that invests in uniquely positioned luxury and upper upscale hotels and resorts with a focus on the top 25 lodging markets as well as key leisure destinations in the United States. The Company owns 32 hotels and resorts comprising 9,508 rooms across 14 states. Xenia’s hotels are in the luxury and upper upscale segments, and are operated and/or licensed by industry leaders such as Marriott, Hyatt, Kimpton, Fairmont, Loews, Hilton, The Kessler Collection, and Davidson. For more information on Xenia’s business, refer to the Company website at www.xeniareit.com.
This press release, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with these safe harbor provisions. Forward-looking statements are not historical facts but are based on certain assumptions of management and describe the Company's future plans, strategies and expectations. Forward-looking statements are generally identifiable by use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “guidance,” “predict,” “potential,” “continue,” “likely,” “will,” “would,” “illustrative,” references to "outlook" and "guidance," and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Forward-looking statements in this press release include, among others, statements about our plans, strategies, or other future events, the outlook related to macroeconomic factors and general economic uncertainty and a potential contraction in the U.S. or global economy or low levels of economic growth , including such effects on the demand for travel, transient and group business, capital expenditures, timing of renovations, financial performance, prospects or future events. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements, which are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond the Company's control and which could materially affect actual results, performances or achievements. Factors that may cause actual results to differ materially from current expectations include, but are not limited to, (i) general economic uncertainty and a contraction in the U.S. or global economy or low levels of economic growth; (ii), macroeconomic and other factors beyond our control that can adversely affect and reduce demand for hotel rooms, food and beverage services, and/or meeting facilities; (iii) inflation and inflationary pressures which increases our labor and other costs of providing services to guests and meeting hotel brand standards, as well as costs related to construction and other capital expenditures, property and other taxes, and insurance which could result in reduced operating profit margins; (iv) the pace and evenness of recovery following the COVID-19 pandemic and the long-term effects of the pandemic, COVID-19 variants or any future resurgence, including with respect to global and regional economic activity, travel limitations or bans, the demand for travel, levels of spending in transient or group business and leisure segments, and levels of consumer confidence; (v) actions that governments, businesses, and individuals take in response to any resurgence of COVID-19 including variants of the virus, including limiting or banning travel; (vi) the ability of hotel managers to successfully navigate the continued impacts of the COVID-19 pandemic; (vii) the Company’s dependence on third-party managers of its hotels, including its inability to implement strategic business decisions directly; (viii) risks associated with the hotel industry, including competition, increases in wages and benefits, energy costs and other operating costs, actual or threatened terrorist attacks, cyber incidents, information technology failures, downturns in general and local economic conditions, prolonged periods of civil unrest in our markets, and cancellation of or delays in the completion of anticipated demand generators; (ix) the availability and terms of financing and capital and the general volatility of securities markets; (x) risks associated with the real estate industry, including environmental contamination and costs of complying with the Americans with Disabilities Act and similar laws; (xi) interest rate increases; (xii) ability to successfully negotiate amendments and covenant waivers with its unsecured and secured indebtedness; (xiii) the Company's ability to comply with covenants, restrictions, and limitations in any existing or revised loan agreements with our unsecured and secured lenders; (xiv) the possible failure of the Company to qualify as a REIT and the risk of changes in laws affecting REITs; (xv) the possibility of uninsured or underinsured losses, including those relating to natural disasters, terrorism, government shutdowns and closures, civil unrest, or cyber incidents; (xvi) risks associated with redevelopment and repositioning projects, including delays and cost overruns; (xvii) levels of spending in business and leisure segments as well as consumer confidence; (xviii) declines in occupancy and average daily rate; (xix) the seasonal and cyclical nature of the real estate and hospitality businesses, (xx) changes in distribution arrangements, such as through Internet travel intermediaries; (xxi) relationships with labor unions and changes in labor laws, including increases to minimum wages; (xxii) the impact of changes in the tax code and uncertainty as to how some of those changes may be applied; (xxiii) monthly cash expenditures and the uncertainty around predictions; (xxiv) labor shortages; (xxv) disruptions in supply chains resulting in delays or inability to procure required products; and (xxvi) the risk factors discussed in the Company’s Annual Report on Form 10-K, as updated in its Quarterly Reports. Accordingly, there is no assurance that the Company's expectations will be realized. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.
For further information about the Company’s business and financial results, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, copies of which may be obtained at the Investor Relations section of the Company’s website at www.xeniareit.com.
All information in this press release is as of the date of its release. The Company undertakes no duty to update the statements in this press release to conform the statements to actual results or changes in the Company’s expectations.
Availability of Information on Xenia's Website
Investors and others should note that Xenia routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts, and the Investor Relations section of Xenia's website. While not all the information that the Company posts to the Xenia website is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Xenia to review the information that it shares at the Investor Relations link located on www.xeniareit.com. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Email Alerts / Investor Information" in the "Corporate Overview" section of Xenia’s Investor Relations website at www.xeniareit.com.
Contact:
Atish Shah, Executive Vice President and Chief Financial Officer, Xenia Hotels & Resorts, (407) 246-8100
For additional information or to receive press releases via email, please visit our website at www.xeniareit.com.

Xenia Hotels & Resorts, Inc.
Consolidated Balance Sheets
As of December 31, 2022 and December 31, 2021
($ amounts in thousands, except per share data)

	December 31, 2022	December 31, 2021
Assets	(Unaudited)	(Audited)
Investment properties:
Land	$460,536	$431,427
Buildings and other improvements	3,086,785	2,856,671
Total	$3,547,321	$3,288,098
Less: accumulated depreciation	(945,786)	(888,717)
Net investment properties	$2,601,535	$2,399,381
Cash and cash equivalents	305,103	517,377
Restricted cash and escrows	60,807	36,854
Accounts and rents receivable, net of allowance for doubtful accounts	37,562	28,528
Intangible assets, net of accumulated amortization	5,060	5,446
Other assets	69,988	65,109
Assets held for sale	—	34,621
Total assets	$3,080,055	$3,087,316
Liabilities
Debt, net of loan premiums, discounts and unamortized deferred financing costs	$1,429,105	$1,494,231
Accounts payable and accrued expenses	107,097	84,051
Distributions payable	11,455	89
Other liabilities	72,390	68,559
Liabilities associated with assets held for sale	—	2,305
Total liabilities	$1,620,047	$1,649,235
Commitments and Contingencies
Stockholders' equity
Common stock, $0.01 par value, 500,000,000 shares authorized, 112,519,672 and 114,306,727 shares issued and outstanding as of December 31, 2022 and December 31, 2021, respectively	$1,126	$1,143
Additional paid in capital	2,063,273	2,090,393
Accumulated other comprehensive loss	—	(4,089)
Accumulated distributions in excess of net earnings	(623,216)	(656,461)
Total Company stockholders' equity	$1,441,183	$1,430,986
Non-controlling interests	18,825	7,095
Total equity	$1,460,008	$1,438,081
Total liabilities and equity	$3,080,055	$3,087,316

Xenia Hotels & Resorts, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss)
For the Three Months and Years Ended December 31, 2022 and 2021
($ amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Revenues:
Rooms revenues	$144,897	$116,426	$576,279	$377,020
Food and beverage revenues	97,123	67,296	337,792	173,035
Other revenues	21,121	19,856	83,536	66,133
Total revenues	$263,141	$203,578	$997,607	$616,188
Expenses:
Rooms expenses	35,786	28,514	137,589	93,538
Food and beverage expenses	62,595	44,699	224,391	125,233
Other direct expenses	6,032	5,265	23,847	18,258
Other indirect expenses	68,483	54,241	249,992	186,517
Management and franchise fees	8,698	7,492	36,456	22,501
Total hotel operating expenses	$181,594	$140,211	$672,275	$446,047
Depreciation and amortization	33,521	31,112	132,648	129,393
Real estate taxes, personal property taxes and insurance	10,936	9,620	44,388	40,888
Ground lease expense	758	(34)	2,793	1,153
General and administrative expenses	8,409	8,318	34,250	30,564
Gain on business interruption insurance	—	(486)	(2,487)	(1,602)
Other operating expenses	1,070	(25)	1,070	213
Impairment and other losses	—	16,344	1,278	30,416
Total expenses	$236,288	$205,060	$886,215	$677,072
Operating income (loss)	$26,853	$(1,482)	$111,392	$(60,884)
Gain (loss) on sale of investment properties	27,286	(75)	27,286	(75)
Other income (loss)	1,507	206	4,178	(2,297)
Interest expense	(21,253)	(21,486)	(82,727)	(81,285)
Loss on extinguishment of debt	—	—	(294)	(1,356)
Net income (loss) before income taxes	$34,393	$(22,837)	$59,835	$(145,897)
Income tax benefit (expense)	1,943	(341)	(2,205)	(718)
Net income (loss)	$36,336	$(23,178)	$57,630	$(146,615)
Net (income) loss attributable to non-controlling interests	(1,075)	243	(1,708)	3,098
Net income (loss) attributable to common stockholders	$35,261	$(22,935)	$55,922	$(143,517)

Xenia Hotels & Resorts, Inc.
Consolidated Statements of Operations and Comprehensive Income (Loss) - Continued
For the Three Months and Years Ended December 31, 2022 and 2021
($ amounts in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Basic and diluted income (loss) per share:
Net income (loss) per share available to common stockholders - basic and diluted	$0.31	$(0.20)	$0.49	$(1.26)
Weighted-average number of common shares (basic)	113,273,383	113,811,052	114,068,733	113,801,862
Weighted-average number of common shares (diluted)	113,515,951	113,811,052	114,418,177	113,801,862

Comprehensive income (loss):
Net income (loss)	$36,336	$(23,178)	$57,630	$(146,615)
Other comprehensive income (loss):
Unrealized gain on interest rate derivative instruments	—	601	2,932	2,991
Reclassification adjustment for amounts recognized in net income (loss) (interest expense)	(97)	1,599	1,600	7,597
	$36,239	$(20,978)	$62,162	$(136,027)
Comprehensive (income) loss attributable to non-controlling interests	3	197	(2,151)	2,846
Comprehensive income (loss) attributable to the Company	$36,242	$(20,781)	$60,011	$(133,181)

Non-GAAP Financial Measures
The Company considers the following non-GAAP financial measures to be useful to investors as key supplemental measures of our operating performance: EBITDA, EBITDAre, Adjusted EBITDAre, Same-Property Hotel EBITDA, Same-Property Hotel EBITDA Margin, FFO, Adjusted FFO, and Adjusted FFO per diluted share. These non-GAAP financial measures should be considered along with, but not as alternatives to, net income or loss, operating profit, cash from operations, or any other operating performance measure as prescribed per GAAP.
EBITDA, EBITDAre and Adjusted EBITDAre
EBITDA is a commonly used measure of performance in many industries and is defined as net income or loss (calculated in accordance with GAAP) excluding interest expense, provision for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company considers EBITDA useful to investors, in evaluating and facilitating comparisons of our operating performance between periods and between REITs by removing the impact of our capital structure (primarily interest expense) and asset base (primarily depreciation and amortization) from our operating results, even though EBITDA does not represent an amount that accrues directly to common stockholders. In addition, EBITDA is used as one measure in determining the value of hotel acquisitions and dispositions and, along with FFO and Adjusted FFO, is used by management in the annual budget process for compensation programs.
We calculate EBITDAre in accordance with standards established by the National Association of Real Estate Investment Trusts ("Nareit"). Nareit defines EBITDAre as EBITDA plus or minus losses and gains on the disposition of depreciated property, including gains or losses on change of control, plus impairments of depreciated property and of investments in unconsolidated affiliates caused by a decrease in the value of depreciated property in the affiliate, and adjustments to reflect the entity's share of EBITDAre of unconsolidated affiliates.
We further adjust EBITDAre to exclude the impact of non-controlling interests in consolidated entities other than our Operating Partnership Units because our Operating Partnership Units may be redeemed for common stock. We also adjust EBITDAre for certain additional items such as depreciation and amortization related to corporate assets, hotel property acquisition, terminated transaction and pre-opening expenses, amortization of share-based compensation, non-cash ground rent and straight-line rent expense, the cumulative effect of changes in accounting principles, and other costs we believe do not represent recurring operations and are not indicative of the performance of our underlying hotel property entities. We believe it is meaningful for investors to understand Adjusted EBITDAre attributable to all common stock and unit holders. We believe Adjusted EBITDAre attributable to common stock and unit holders provides investors with another useful financial measure in evaluating and facilitating comparison of operating performance between periods and between REITs that report similar measures.
Same-Property Hotel EBITDA and Same-Property Hotel EBITDA Margin
Same-Property hotel data includes the actual operating results for all hotels owned as of the end of the reporting period. We then adjust the Same-Property hotel data for comparability purposes by including pre-acquisition operating results of asset(s) acquired during the period, which provides investors a basis for understanding the acquisition(s) historical operating trends and seasonality. The pre-acquisition operating results for the comparable period are obtained from the seller and/or manager of the hotels during the acquisition due diligence process and have not been audited or reviewed by our independent auditors. We further adjust the Same-Property hotel data to remove dispositions during the respective reporting periods, and, in certain cases, hotels that are not fully open due to significant renovation, re-positioning, or disruption or whose room counts have materially changed during either the current or prior year as these historical operating results are not indicative of or expected to be comparable to the operating performance of our hotel portfolio on a prospective basis.
Same-Property Hotel EBITDA represents net income or loss excluding: (1) interest expense, (2) income taxes, (3) depreciation and amortization, (4) corporate-level costs and expenses, (5) hotel acquisition and terminated transaction costs, and (6) certain state and local excise taxes resulting from our ownership structure. We believe that Same-Property Hotel EBITDA provides our investors a useful financial measure to evaluate our hotel operating performance excluding the impact of our capital structure (primarily interest expense), our asset base (primarily depreciation and amortization), income taxes, and our corporate-level expenses (corporate expenses and hotel acquisition and terminated transaction costs). We believe property-level results provide investors with supplemental information on the ongoing operational performance of our hotels and the effectiveness of our third-party management companies that operate our business on a property-level basis. Same-Property Hotel EBITDA Margin is calculated by dividing Same-Property Hotel EBITDA by Same-Property Total Revenues.

As a result of these adjustments the Same-Property hotel data we present does not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and comprehensive income (loss) include such amounts, all of which should be considered by investors when evaluating our performance.
We include Same-Property hotel data as supplemental information for investors. Management believes that providing Same-Property hotel data is useful to investors because it represents comparable operations for our portfolio as it exists at the end of the respective reporting periods presented, which allows investors and management to evaluate the period-to-period performance of our hotels and facilitates comparisons with other hotel REITs and hotel owners. In particular, these measures assist management and investors in distinguishing whether increases or decreases in revenues and/or expenses are due to growth or decline of operations at Same-Property hotels or from other factors, such as the effect of acquisitions or dispositions.
FFO and Adjusted FFO
The Company calculates FFO in accordance with standards established by Nareit, as amended in the December 2018 restatement white paper, which defines FFO as net income or loss (calculated in accordance with GAAP), excluding real estate-related depreciation, amortization and impairments, gains or losses from sales of real estate, the cumulative effect of changes in accounting principles, similar adjustments for unconsolidated partnerships and consolidated variable interest entities, and items classified by GAAP as extraordinary. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, most industry investors consider presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. The Company believes that the presentation of FFO provides useful supplemental information to investors regarding operating performance by excluding the effect of real estate depreciation and amortization, gains or losses from sales for real estate, impairments of real estate assets, extraordinary items and the portion of these items related to unconsolidated entities, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance. The Company believes that the presentation of FFO can facilitate comparisons of operating performance between periods and between REITs, even though FFO does not represent an amount that accrues directly to common stockholders. The calculation of FFO may not be comparable to measures calculated by other companies who do not use the Nareit definition of FFO or do not calculate FFO per diluted share in accordance with Nareit guidance. Additionally, FFO may not be helpful when comparing Xenia to non-REITs. The Company presents FFO attributable to common stock and unit holders, which includes its Operating Partnership Units because its Operating Partnership Units may be redeemed for common stock. The Company believes it is meaningful for investors to understand FFO attributable to common stock and unit holders.
We further adjust FFO for certain additional items that are not in Nareit’s definition of FFO such as hotel property acquisition, terminated transaction and pre-opening expenses, amortization of debt origination costs and share-based compensation, non-cash ground rent and straight-line rent expense, and other items we believe do not represent recurring operations. We believe that Adjusted FFO provides investors with useful supplemental information that may facilitate comparisons of ongoing operating performance between periods and between REITs that make similar adjustments to FFO and is beneficial to investors’ complete understanding of our operating performance.
Adjusted FFO per diluted share
The diluted weighted-average common share count used for the calculation of Adjusted FFO per diluted share differs from diluted weighted-average common share count used to derive net income or loss per share available to common stockholders. The Company calculates Adjusted FFO per diluted share by dividing the Adjusted FFO by the diluted weighted-average number of shares of common stock outstanding plus the weighted-average vested Operating Partnership units. Any anti-dilutive securities are excluded from the diluted earnings per share calculation.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income (Loss) to EBITDA, EBITDAre, Adjusted EBITDAre and Same-Property Hotel EBITDA
For the Three Months Ended December 31, 2022, 2021, and 2019
(Unaudited)
($ amounts in thousands)

	Three Months Ended December 31,
	2022	2021	2019
Net income (loss)	$36,336	$(23,178)	$16,086
Adjustments:
Interest expense	21,253	21,486	11,345
Income tax (benefit) expense	(1,943)	341	(4,477)
Depreciation and amortization	33,521	31,112	36,367
EBITDA	$89,167	$29,761	$59,321
Impairment of investment properties(1)	—	15,827	9,400
(Gain) loss on sale of investment properties	(27,286)	75	947
EBITDAre	$61,881	$45,663	$69,668

Reconciliation to Adjusted EBITDAre
Depreciation and amortization related to corporate assets	$(133)	$(103)	$(96)
Acquisition, terminated transaction and pre-opening expenses	—	1	7
Amortization of share-based compensation expense	2,813	2,802	2,289
Non-cash ground rent and straight-line rent expense	9	34	126
Other non-recurring expenses	13	530	—
Adjusted EBITDAre attributable to common stock and unit holders	$64,583	$48,927	$71,994
Corporate-level costs and expenses	5,820	5,167	5,579
Pro forma hotel adjustments, net	(5,049)	(1,172)	(14,322)
Same-Property Hotel EBITDA attributable to common stock and unit holders(2)	$65,354	$52,922	$63,251
1.During the three months ended December 31, 2021, the Company recorded a $15.7 million impairment loss related to Kimpton Hotel Monaco Chicago, which was attributed to its net book value exceeding the undiscounted cash flows over a shortened expected hold period. Additionally, the Company wrote off $0.6 million related to previously capitalized design costs for a renovation project that will no longer be completed due to a change of scope. During the three months ended December 31, 2019, the Company recognized a goodwill impairment charge of $9.4 million attributed to Bohemian Hotel Savannah Riverfront, Autograph Collection.
2.See the reconciliation of Total Revenues and Total Hotel Operating Expenses on a consolidated GAAP basis to Total Same-Property Revenues and Total Same-Property Hotel Operating Expenses and the calculation of Same-Property Hotel EBITDA and Hotel EBITDA Margin for the three months ended December 31, 2022 and 2021 on page 22 and for the three months ended December 31, 2022 and 2019 on page 23.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income (Loss) to EBITDA, EBITDAre, Adjusted EBITDAre and Same-Property Hotel EBITDA
For the Years Ended December 31, 2022, 2021 and 2019
(Unaudited)
($ amounts in thousands)

	Year Ended December 31,
	2022	2021	2019
Net income (loss)	$57,630	$(146,615)	$57,243
Adjustments:
Interest expense	82,727	81,285	48,605
Income tax expense (benefit)	2,205	718	5,367
Depreciation and amortization	132,648	129,393	155,128
EBITDA	$275,210	$64,781	$266,343
Impairment of investment properties(1)	—	28,899	24,171
(Gain) loss on sale of investment properties	(27,286)	75	947
EBITDAre	$247,924	$93,755	$291,461

Reconciliation to Adjusted EBITDAre
Depreciation and amortization related to corporate assets	$(444)	$(409)	$(399)
Gain on insurance recoveries(2)	(3,550)	—	—
Loss on extinguishment of debt	294	1,356	214
Acquisition, terminated transaction and pre-opening expenses	—	1	954
Amortization of share-based compensation expense	11,411	11,615	9,380
Non-cash ground rent and straight-line rent expense	44	118	508
Other non-recurring expenses(3)	1,309	1,622	—
Adjusted EBITDAre attributable to common stock and unit holders	$256,988	$108,058	$302,118
Corporate-level costs and expenses	22,932	20,827	21,302
Pro forma hotel level adjustments, net	(23,546)	(640)	(59,167)
Same-Property Hotel EBITDA attributable to common stock and unit holders(4)	$256,374	$128,245	$264,253
1.During the year ended December 31, 2021, the Company recorded a $12.6 million and $15.7 million impairment charge related to Marriott Charleston Town Center and Kimpton Hotel Monaco Chicago, respectively, which were attributed to their respective net book value exceeding the undiscounted cash flows over a shortened hold period. Additionally, during the year ended December 31, 2021, the Company wrote off $0.6 million related to previously capitalized design costs for a renovation project that will no longer be completed due to a change of scope. During the year ended December 31, 2019, the Company recognized a long-lived asset impairment charge of $14.8 million attributed to Marriott Chicago at Medical District/UIC and a goodwill impairment charge of $9.4 million attributed to Bohemian Hotel Savannah Riverfront, Autograph Collection.
2.During the year ended December 31, 2022, the Company recorded $3.6 million of insurance proceeds in excess of recognized losses related to damage sustained at Loews New Orleans Hotel during Hurricane Ida in August 2021 which are included in other income (loss) on the condensed consolidated statement of operations and comprehensive income (loss) for the period then ended.
3.During the year ended December 31, 2022, the Company recorded hurricane-related repair and cleanup costs of $1.3 million and during the year ended December 31, 2021, the Company recorded estimated hurricane-related repair and cleanup costs of $1.1 million related to the damage sustained at Loews New Orleans Hotel during Hurricane Ida and $0.4 million related to Texas winter storm-related repair and cleanup costs at two hotels. These amounts are included in impairment and other losses on the condensed consolidated statement of operations and comprehensive income (loss) for the period then ended.
4.See the reconciliation of Total Revenues and Total Hotel Operating Expenses on a consolidated GAAP basis to Total Same-Property Revenues and Total Same-Property Hotel Operating Expenses and the calculation of Same-Property Hotel EBITDA and Hotel EBITDA Margin for the years ended December 31, 2022 and 2021 on page 22 and for the years ended December 31, 2022 and 2019 on page 23.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income (Loss) to FFO and Adjusted FFO
For the Three Months Ended December 31, 2022, 2021, and 2019
(Unaudited)
(amounts in thousands)

	Three Months Ended December 31,
	2022	2021	2019
Net income (loss)	$36,336	$(23,178)	$16,086
Adjustments:
Depreciation and amortization related to investment properties	33,388	31,009	36,271
Impairment of investment properties(1)	—	15,827	9,400
(Gain) loss on sale of investment properties	(27,286)	75	947
FFO attributable to common stock and unit holders	$42,438	$23,733	$62,704
Reconciliation to Adjusted FFO
Acquisition, terminated transaction and pre-opening expenses	—	1	7
Loan related costs, net of adjustment related to non-controlling interests(2)	1,335	1,337	623
Amortization of share-based compensation expense	2,813	2,802	2,289
Non-cash ground rent and straight-line rent expense	9	34	126
Other non-recurring expenses	13	530	—
Adjusted FFO attributable to common stock and unit holders	$46,608	$28,437	$65,749
Weighted-average shares outstanding - Diluted(3)	114,621	114,324	114,338
Adjusted FFO per diluted share	$0.41	$0.25	$0.58
1.During the three months ended December 31, 2021, the Company recorded a $15.7 million impairment loss related to Kimpton Hotel Monaco Chicago, which was attributed to its net book value exceeding the undiscounted cash flows over a shortened expected hold period. Additionally, during the three months ended December 31, 2021, the Company wrote off $0.6 million related to previously capitalized design costs for a renovation project that will no longer be completed due to a change of scope. During the three months ended December 31, 2019, the Company recognized a goodwill impairment charge of $9.4 million attributed to Bohemian Hotel Savannah Riverfront, Autograph Collection.
2.Loan related costs includes amortization of debt premiums, discounts and deferred loan origination costs.
3.Diluted weighted-average number of shares of common stock outstanding plus the weighted-average vested Operating Partnership units for the respective periods presented in thousands.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income (Loss) to FFO and Adjusted FFO
For the Years Ended December 31, 2022, 2021 and 2019
(Unaudited)
($ amounts in thousands)

	Year Ended December 31,
	2022	2021	2019
Net income (loss)	$57,630	$(146,615)	$57,243
Adjustments:
Depreciation and amortization related to investment properties	132,204	128,984	154,729
Impairment of investment properties(1)	—	28,899	24,171
(Gain) loss on sale of investment properties	(27,286)	75	947
FFO attributable to common stock and unit holders	$162,548	$11,343	$237,090
Reconciliation to Adjusted FFO
Gain on insurance recoveries(2)	(3,550)	—	—
Loss on extinguishment of debt	294	1,356	214
Acquisition, terminated transaction and pre-opening expenses	—	1	954
Loan related costs, net of adjustment related to non-controlling interests(3)	5,260	5,952	2,452
Amortization of share-based compensation expense	11,411	11,615	9,380
Non-cash ground rent and straight-line rent expense	44	118	508
Other non-recurring expenses(4)	1,309	1,622	—
Adjusted FFO attributable to common stock and unit holders	$177,316	$32,007	$250,598
Weighted-average shares outstanding - Diluted(5)	115,490	114,532	114,296
Adjusted FFO per diluted share	$1.54	$0.28	$2.19
1.During the year ended December 31, 2021, the Company recorded a $12.6 million and $15.7 million impairment charge related to Marriott Charleston Town Center and Kimpton Hotel Monaco Chicago, respectively, which were attributed to their respective net book value exceeding the undiscounted cash flows over a shortened hold period. Additionally, during the year ended December 31, 2021, the Company wrote off $0.6 million related to previously capitalized design costs for a renovation project that will no longer be completed due to a change of scope. During the year ended December 31, 2019, the Company recognized a long-lived asset impairment charge of $14.8 million attributed to Marriott Chicago at Medical District/UIC and a goodwill impairment charge of $9.4 million attributed to Bohemian Hotel Savannah Riverfront, Autograph Collection.
2.During the year ended December 31, 2022, the Company recorded $3.6 million of insurance proceeds in excess of recognized losses related to damage sustained at Loews New Orleans Hotel during Hurricane Ida in August 2021 which are included in other income (loss) on the condensed consolidated statement of operations and comprehensive income (loss) for the period then ended.
3.Loan related costs included amortization of debt premiums, discounts and deferred loan origination costs.
4.During the year ended December 31, 2022, the Company recorded hurricane-related repair and cleanup costs of $1.3 million and during the year ended December 31, 2021, the Company recorded estimated hurricane-related repair and cleanup costs of $1.1 million related to the damage sustained at Loews New Orleans Hotel during Hurricane Ida and $0.4 million related to Texas winter storm-related repair and cleanup costs at two hotels. These amounts are included in impairment and other losses on the condensed consolidated statement of operations and comprehensive income (loss) for the period then ended.
5.Diluted weighted-average number of shares of common stock outstanding plus the weighted-average vested Operating Partnership units for the respective periods presented in thousands.

Xenia Hotels & Resorts, Inc.
Reconciliation of Net Income to Adjusted EBITDAre
for Full Year 2023 Guidance
($ amounts in millions)

Guidance Midpoint

Net income	$17
Adjustments:
Interest expense	90
Income tax expense	4
Depreciation and amortization	135
EBITDA	$246
Gain on sale of investment property	—
EBITDAre	$246
Amortization of share-based compensation expense	11
Other	—
Adjusted EBITDAre	$257

Reconciliation of Net Income to Adjusted FFO
for Full Year 2023 Guidance
($ amounts in millions)

Guidance Midpoint

Net income	$17
Adjustments:
Depreciation and amortization related to investment properties	135
Gain on sale of investment property	—
FFO	$152
Amortization of share-based compensation expense	11
Other(1)	5
Adjusted FFO	$168
1.Includes loan cost amortization and non-cash ground rent.

Xenia Hotels & Resorts, Inc.
Debt Summary as of December 31, 2022
(Unaudited)
($ amounts in thousands)

	Rate Type	Rate(1)		Maturity Date	Outstanding as of December 31, 2022

Mortgage Loans
Renaissance Atlanta Waverly Hotel & Convention Center	Variable	7.03%		August 2024	$99,590
Andaz Napa	Variable	6.29%		September 2024	54,560
Grand Bohemian Hotel Orlando, Autograph Collection	Fixed	4.53%		March 2026	55,685
Marriott San Francisco Airport Waterfront	Fixed	4.63%		May 2027	110,153
Total Mortgage Loans		5.64%	(2)		$319,988
Corporate Credit Facilities
Revolving Credit Facility(3)	Variable	6.14%		February 2024	—
Corporate Credit Facility Term Loan(4)	Variable	5.84%		September 2024	125,000
Total Corporate Credit Facilities					$125,000
2020 Senior Notes	Fixed	6.38%		August 2025	500,000
2021 Senior Notes	Fixed	4.88%		June 2029	500,000
Loan premiums, discounts and unamortized deferred financing costs, net(5)					(15,883)
Total Debt, net of loan premiums, discounts and unamortized deferred financing costs		5.65%	(2)		$1,429,105
1.The rates shown represent annual interest rates. The variable index for the Renaissance Atlanta Waverly Hotel & Convention Center mortgage loan is daily SOFR and for the Andaz Napa mortgage loan is one-month LIBOR. The variable index for the corporate credit facilities reflects a 25 basis point LIBOR floor which is applicable for the value of all corporate credit facilities.
2.Weighted-average interest rate.
3.The Revolving Credit Facility had undrawn capacity of $450 million. The spread to LIBOR may vary, as it is determined by the Company's leverage ratio.
4.A variable interest loan for which the LIBOR spread may vary, as it is determined by the Company's leverage ratio.
5.Includes loan premiums, discounts and deferred financing costs, net of accumulated amortization.

Xenia Hotels & Resorts, Inc.
Debt Summary as of January 31, 2023
(Unaudited)
($ amounts in thousands)

	Rate Type	Rate(1)		Maturity Date	Outstanding as of January 31, 2023

Mortgage Loans
Grand Bohemian Hotel Orlando, Autograph Collection	Fixed	4.53%		March 2026	$55,590
Marriott San Francisco Airport Waterfront	Fixed	4.63%		May 2027	109,986
Andaz Napa	Variable	6.80%		January 2028	55,000
Total Mortgage Loans		5.15%	(2)		$220,576
Corporate Credit Facilities
Corporate Credit Facility Term Loan(3)	Variable	6.05%		March 2026	$125,000
Corporate Credit Facility Term Loan(3)	Variable	6.05%		March 2026	100,000
Revolving Credit Facility(4)	Variable	6.05%		January 2027	—
Total Corporate Credit Facilities					$225,000
2020 Senior Notes	Fixed	6.38%		August 2025	500,000
2021 Senior Notes	Fixed	4.88%		June 2029	500,000
Loan premiums, discounts and unamortized deferred financing costs, net(5)					(16,173)
Total Debt, net of loan premiums, discounts and unamortized deferred financing costs		5.62%	(2)		$1,429,403
1.The rates shown represent annual interest rates. The variable index for the Andaz Napa mortgage loan is Term SOFR.
2.Weighted-average interest rate.
3.A variable interest loan for which the Term SOFR spread may vary, as it is determined by the Company's leverage ratio.
4.The Revolving Credit Facility had undrawn capacity of $450 million. The spread to Term SOFR may vary, as it is determined by the Company's leverage ratio.
5.Includes loan premiums, discounts and deferred financing costs, net of accumulated amortization.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel EBITDA and Hotel EBITDA Margin
For the Three Months and Years Ended December 31, 2022 and 2021
($ amounts in thousands)

	Three Months Ended December 31,				Year Ended December 31,
	2022	2021		Change	2022	2021		Change
Same-Property Occupancy(1)	64.1%	56.4%	770	bps	63.9%	49.7%	1,420	bps
Same-Property Average Daily Rate(1)	$260.19	$243.43		6.9%	$259.92	$225.39		15.3%
Same-Property RevPAR(1)	$166.87	$137.35		21.5%	$166.08	$111.96		48.3%
Same-Property Revenues(1):
Rooms revenues	$131,381	$108,213		21.4%	$519,042	$349,965		48.3%
Food and beverage revenues	87,472	63,627		37.5%	302,640	163,696		84.9%
Other revenues	20,299	19,227		5.6%	79,621	63,568		25.3%
Total Same-Property revenues	$239,152	$191,067		25.2%	$901,303	$577,229		56.1%
Same-Property Expenses(1):
Rooms expenses	$32,369	$26,035		24.3%	$124,219	$85,376		45.5%
Food and beverage expenses	55,192	42,026		31.3%	198,009	117,707		68.2%
Other direct expenses	5,742	5,162		11.2%	22,907	17,805		28.7%
Other indirect expenses	61,526	49,261		24.9%	223,655	168,477		32.8%
Management and franchise fees	7,955	7,008		13.5%	33,339	20,991		58.8%
Real estate taxes, personal property taxes and insurance	10,243	8,691		17.9%	39,954	37,549		6.4%
Ground lease expense	771	(38)		(2,128.9)%	2,846	1,079		163.8%
Total Same-Property hotel operating expenses	$173,798	$138,145		25.8%	$644,929	$448,984		43.6%
Same-Property Hotel EBITDA(1)	$65,354	$52,922		23.5%	$256,374	$128,245		99.9%
Same-Property Hotel EBITDA Margin(1)	27.3%	27.7%	(37)	bps	28.4%	22.2%	623	bps
1.“Same-Property” includes all hotels owned as of December 31, 2022, except for Hyatt Regency Portland at the Oregon Convention Center and W Nashville. "Same-Property" also includes disruption from the COVID-19 pandemic in 2022 and 2021 results and renovation disruption for multiple capital projects during the periods presented. The following is a reconciliation of Total Revenues and Total Hotel Operating Expenses consolidated on a GAAP basis to Total Same-Property Revenues and Total Same-Property Hotel Operating Expenses for the three months and years ended December 31, 2022 and 2021.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
Total Revenues - GAAP	$263,141	$203,578	$997,607	$616,188
Pro forma hotel level adjustments	(23,989)	(12,511)	(96,304)	(38,959)
Total Same-Property Revenues	$239,152	$191,067	$901,303	$577,229

Total Hotel Operating Expenses - GAAP	$181,594	$140,211	$672,275	$446,047
Real estate taxes, personal property taxes and insurance	10,936	9,620	44,388	40,888
Ground lease expense, net(a)	771	(39)	2,846	1,079
Other income	(32)	(65)	(227)	(259)
Corporate-level costs and expenses	(539)	(283)	(1,813)	(663)
Pro forma hotel level adjustments, net(b)	(18,932)	(11,299)	(72,540)	(38,108)
Total Same-Property Hotel Operating Expenses	$173,798	$138,145	$644,929	$448,984
a.Excludes non-cash ground rent expense.
b.Includes adjustments for hotel expenses from sold hotels and for Hyatt Regency Portland at the Oregon Convention Center and W Nashville, which are not included in Same-Property amounts.

Xenia Hotels & Resorts, Inc.
Same-Property(1) Hotel EBITDA and Hotel EBITDA Margin
For the Three Months and Years Ended December 31, 2022 and 2019
($ amounts in thousands)

Three Months Ended December 31,	Year Ended December 31,
2022	2019	Change	2022	2019	Change
Same-Property Occupancy(1)	64.1%	73.3%	(920)	bps	63.9%	76.6%	(1,270)	bps
Same-Property Average Daily Rate(1)	$260.19	$226.34	15.0%	$259.92	$228.43	13.8%
Same-Property RevPAR(1)	$166.87	$165.94	0.6%	$166.08	$175.04	(5.1)%
Same-Property Revenues(1):
Rooms revenues	$131,381	$130,758	0.5%	$519,042	$547,208	(5.1)%
Food and beverage revenues	87,472	84,656	3.3%	302,640	326,208	(7.2)%
Other revenues	20,299	17,503	16.0%	79,621	68,715	15.9%
Total Same-Property revenues	$239,152	$232,917	2.7%	$901,303	$942,131	(4.3)%
Same-Property Expenses(1):
Rooms expenses	$32,369	$31,828	1.7%	$124,219	$130,958	(5.1)%
Food and beverage expenses	55,192	54,281	1.7%	198,009	212,569	(6.8)%
Other direct expenses	5,742	6,493	(11.6)%	22,907	25,897	(11.5)%
Other indirect expenses	61,526	57,025	7.9%	223,655	228,453	(2.1)%
Management and franchise fees	7,955	9,222	(13.7)%	33,339	36,572	(8.8)%
Real estate taxes, personal property taxes and insurance	10,243	9,879	3.7%	39,954	39,613	0.9%
Ground lease expense	771	938	(17.8)%	2,846	3,816	(25.4)%
Total Same-Property hotel operating expenses	$173,798	$169,666	2.4%	$644,929	$677,878	(4.9)%
Same-Property Hotel EBITDA(1)	$65,354	$63,251	3.3%	$256,374	$264,253	(3.0)%
Same-Property Hotel EBITDA Margin(1)	27.3%	27.2%	17	bps	28.4%	28.0%	40	bps
1.“Same-Property” includes all hotels owned as of December 31, 2022, except for Hyatt Regency Portland at the Oregon Convention Center and W Nashville. Includes disruption from the COVID-19 pandemic in 2022 results and renovation disruption for multiple capital projects during the periods presented. The following is a reconciliation of Total Revenues and Total Hotel Operating Expenses consolidated on a GAAP basis to Total Same-Property Revenues and Total Same-Property Hotel Operating Expenses for the three months and years ended December 31, 2022 and 2019.

	Three Months Ended December 31,		Year Ended December 31,
	2022	2019	2022	2019
Total Revenues - GAAP	$263,141	$282,185	$997,607	$1,149,087
Pro forma hotel level adjustments	(23,989)	(49,268)	(96,304)	(206,956)
Total Same-Property Revenues	$239,152	$232,917	$901,303	$942,131

Total Hotel Operating Expenses - GAAP	$181,594	$192,805	$672,275	$772,857
Real estate taxes, personal property taxes and insurance	10,936	11,216	44,388	50,184
Ground lease expense, net(a)	771	938	2,846	3,816
Other income	(32)	(62)	(227)	(268)
Pre-opening expenses	—	—	—	277
Corporate-level costs and expenses	(539)	(285)	(1,813)	(1,286)
Pro forma hotel level adjustments, net(b)	(18,932)	(34,946)	(72,540)	(147,702)
Total Same-Property Hotel Operating Expenses	$173,798	$169,666	$644,929	$677,878
a.Excludes non-cash ground rent expense.
b.Includes adjustments for hotel expenses from sold hotels and for Hyatt Regency Portland at the Oregon Convention Center and W Nashville, which are not included in Same-Property amounts.